Via EDGAR

January 4, 2016

Mara L. Ransom

Assistant Director

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-3561

Re:	Boardwalk Pipeline Partners, LP

Boardwalk Pipelines, LP

Registration Statement on Form S-3

Filed December 18, 2015

File No. 333-208626

Ladies and Gentleman:

On behalf of Boardwalk Pipeline Partners, LP and Boardwalk Pipelines, LP (the “Registrants”), and pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, the undersigned hereby requests that the effective date of the above referenced Registration Statement on Form S-3 (the “Registration Statement”) be accelerated to 4:30 p.m. eastern time on January 6, 2016, or as soon thereafter as practicable.

The Registrants hereby acknowledge that the disclosure in the Registration Statement is the responsibility of the Registrants. The Registrants hereby further acknowledge that:

•	Should the Securities and Exchange Commission (the “Commission”) or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•	The action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Registrants from their full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•	The Registrants may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please call E. Ramey Layne of Vinson & Elkins L.L.P. at (713) 758-4629 with any questions regarding this matter.

[Signature page follows]

Very truly yours,

BOARDWALK PIPELINE PARTNERS, LP

By:	BOARDWALK GP, LP,
its general partner

By:	BOARDWALK GP, LLC,
its general partner

By:	/s/ Jamie L. Buskill
Jamie L. Buskill
Senior Vice President, Chief Financial and Administrative Officer and Treasurer

BOARDWALK PIPELINES, LP

By:	BOARDWALK OPERATING GP, LP,
its general partner

By:	BOARDWALK PIPELINE PARTNERS,
LP, its managing member

By:	BOARDWALK GP, LP,
its general partner

By:	BOARDWALK GP, LLC,
its general partner

By:	/s/ Jamie L. Buskill
Jamie L. Buskill
Senior Vice President, Chief Financial and Administrative Officer and Treasurer